OPTION CERTIFICATE

               THE GRANT OF THE OPTION IS made this «Date»

FROM:

VITRAN CORPORATION INC., (hereinafter referred to as the “Company”)

TO:	«Name»
(hereinafter referred to as the “Optionee”)

               WHEREAS it is desirable to give the Optionee an opportunity to acquire a proprietary interest in the Company by granting an Option to purchase Common voting Shares without par value (the “Shares”) in the capital of the Company;

               AND WHEREAS it is believed that the holding of Shares in the Company will provide an incentive to the Optionee to promote the growth and financial success of the Company;

               AND WHEREAS on «Date», the Optionee was informed that the Compensation Committee and the Policy Committee of the Board of Directors of the Company had granted the option hereinafter referred to subject only to confirmation by the Board of Directors of the Company;

               AND WHEREAS the Board of Directors of the Company has confirmed today the grant of the Option referred to herein;

               AND WHEREAS this document is hereinafter sometimes referred to as the “Option Certificate”;

               NOW THEREFORE, THE COMPANY DECLARES AS FOLLOWS:

1.           The Company hereby confirms its grant to the Optionee of an option to purchase «Total» Shares (as constituted on the date hereof) at a price of $«ExercisePrice» per Share (hereinafter the “Option”) being the fair market value of the Shares on the date hereof.

2.           The Option, the grant of which is hereby confirmed, is subject to the following terms, provisions and conditions:

(a)	The Option shall expire and all rights to purchase Shares hereunder shall cease at 5:00 p.m. local time on «Expiry_Date» (hereinafter referred to as the “expiration date”);

(b)

The Optionee shall not be entitled to purchase prior to «First_Date» any of the Shares subject to the Option hereby granted but thereafter the Optionee shall be entitled to purchase during each twelve (12) month period commencing with the twelve (12) month period commencing «First_Date», «Part_Granted» Shares of the total number of Shares which may be purchased hereunder, provided however, that if the Optionee shall not purchase the said «Part_Granted» Shares during any one such twelve (12) month period, the said number of Shares or the amount thereof not so purchased in said twelve (12) month period may be purchased during any one or more succeeding twelve (12) month periods;

(c)

The Option and all rights hereunder are non-assignable and non-transferable by the Optionee except to the extent that the estate of the Optionee may be permitted to exercise the unexercised portion of the Option or any part thereof as hereinafter provided;

(d)

Anything to the contrary herein contained notwithstanding, if the Optionee shall die prior to the expiration date, the legal representatives of the Optionee shall be entitled to exercise the Option hereby granted to the extent to which the deceased Optionee could have exercised the same at the time of his death, but the right of such legal representatives to so purchase shall expire six (6) months after the date of death of the Optionee or on the expiration date, whichever is earlier;

(e)

If the employment of the Optionee with the Company or a Subsidiary shall be terminated, either by act of the Company or such Subsidiary or otherwise so that the Optionee is not an employee of either the Company or a Subsidiary, the Option to the extent then unexercised shall terminate at 5:00 p.m. local time on the last day of employment, provided however, that, if the cessation of employment is due to retirement on or after attaining the age of 65 years, or to early retirement on or after attaining the age of 55 years, with the concurrence of the Executive Committee, or to disability to an extent and in a manner as shall be determined in each case by the Board of Directors of the Company, the Optionee shall have the privilege of exercising the Option, notwithstanding the provisions of clause (b) of this paragraph 2, within six (6) months after the termination of employment by reason of such retirement or disability as aforesaid or prior to the expiration date, whichever is earlier, to the extent that as holder of the option he was entitled to exercise the Option at the date of termination of his employment provided herein;

(f)

If between the date of granting of the Option and prior to the complete exercise of the Option there shall be declared and paid a stock dividend upon the Shares of the Company or if such Shares shall be consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for, the Option, to the extent that it has not been exercised, shall entitle the Optionee upon the future exercise of the Option to such number and kind of securities or other property, subject to the terms of the Option, to which the Optionee would be entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, consolidation, subdivision, conversion, exchange, reclassification or substitution; and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares of the Company were being purchased hereunder.

3.           The Option shall be exercised by the delivery of a duly signed notice in writing to such effect together with an original of this Option Certificate and the full purchase price of the Shares purchased pursuant to the exercise of the Option to the President or any Vice-President or the Secretary of the Company, or to such other officer of the Company as may from time to time be appointed by the Directors of the Company for the purpose of receiving the same, provided, however, that the Option may not be exercised at any time when the Option or the granting or exercise thereof violates any law or governmental order or regulation.

Within a reasonable time after the exercise of the Option and payment for the Shares in respect of which the Option is exercised, the Company shall cause to be delivered to the Optionee a certificate for the Shares purchased pursuant to the exercise of the Option and the original of the Option Certificate together with an endorsement recording the partial exercise thereof.

4.           The Option shall not entitle the Optionee or the representative or representatives of his estate to any voting rights or other rights of a shareholder of the Company, or to any other rights whatsoever except the rights herein expressed, and no dividend or interest shall be payable to accrue in respect of the Option or the interest represented by or the Shares purchasable hereunder unless and until and except to the extent that the Option shall be exercised and then only to the extent applicable to shareholders of record on record dates after such exercise.

5.           The Company’s obligations to issue Shares hereunder is subject to compliance with laws, rules and regulations of all public agencies and authorities applicable to the issuance and distribution of such Shares and to the listing of such Shares on any recognized Stock Exchange on which the Shares of the Company may at the time be listed. The Optionee agrees to comply with all such laws, rules and regulations and agrees to furnish to the Company all information and such undertakings as may be required to permit compliance with such laws, rules and regulations.

                IN WITNESS WHEREOF the Company has confirmed the option hereinbefore referred to under facsimile signature of two of its officers.

VITRAN CORPORATION INC.

By: ________________________________________

By: ________________________________________